Exhibit 99.1

News Release

Contact:

Thomas H. Lyles

Chief Executive Officer and President

John D. Dalton

VP, Controller and Principal Financial Officer

875 Lowcountry Blvd

Mount Pleasant, SC 29464

(843) 388-8433

Tidelands Bancshares Announces Annual Results

Tidelands Bancshares, Inc., the holding company for Tidelands Bank, announced that for the year ended December 31, 2015, the unaudited net loss was $1,809,755 as compared to a net loss of $430,540 for the same period of 2014. After accruing for dividends on preferred stock, the unaudited net loss available to common shareholders was $3,520,558 for the year ended December 31, 2015 as compared to a net loss of $1,829,592 for the year ended December, 31 2014. Total unaudited assets were $466.2 million at December 31, 2015 representing a 2.0% decline from $475.6 million at year end 2014.

Tidelands Bank, the subsidiary of Tidelands Bancshares, Inc., announced that for the year ended December 31, 2015 the unaudited net loss was $1,359,739 as compared to net income of $62,662 for the same period of 2014. The loss in 2015 was largely driven by a $1.2 million provision expense to increase the allowance for loan losses.

The balance sheet showed positive improvements. Gross loans were $324.2 million at December 31, 2015 or an increase of $6.2 million from December 31, 2014. Non-interest bearing checking is up $7.4 million, savings and money market are up $3.9 million and time deposits are down $17.0 million from December 31, 2014. This is evidence of further improvement in the makeup of our deposit customer base. We were also able to move balances into transaction based deposits and away from more expensive time deposits. Other real estate was $12.8 million at December 31, 2015 representing a $4.8 million decline from $17.5 million at December 31, 2014. Loan quality showed continued improvement as total substandard loans were $10.7 million at December 31, 2015 down $19.7 million or 64.7% from the $30.4 million at December 31, 2014.

About Tidelands Bancshares, Inc.

Tidelands Bancshares, Inc., headquartered in Mt. Pleasant, SC, operates as a bank holding company of Tidelands Bank. Tidelands Bank is a local community bank focused on serving individuals, families, entrepreneurs, and small businesses in the South Carolina Lowcountry, with 7 locations serving Charleston, Dorchester, Berkeley, Horry, and Beaufort counties. Tidelands Bank offers mortgages, construction loans, deposit products, internet banking, 24 hour telephone banking, and ATM service, and takes great pride in providing the custom banking solutions and services necessary to meet customer needs. Traded on the OTC Pink market as TDBK, Tidelands can also be found on the web at www.tidelandsbank.com. For more information regarding the matters described in this press release, please refer to Tidelands Bancshares, Inc.’s filings, including on Form 10-K, with the Securities and Exchange Commission at www.sec.gov.

Forward Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, expectations and benefits of the strategic plan, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, and regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.